EX-99.1 2 gb991.htm PRESS RELEASE DATED MARCH 03, 2011

Exhibit 99.1 Press Release dated March 03, 2011, announcing appointment to Board of Directors

Source: Global 8 Environmental Technologies, Inc.

Global 8 Environmental Technologies, Inc.
Announces Appointment to Board of Directors

San Diego - Global 8 Environmental Technologies, Inc. (OTCBB: GBLE.PK), announced today that John Thomas, a Fort McMurray resident occupying a Senior management position in one of the largest oil producers in Northern Alberta's oil sands, has joined Global 8's Board of Directors.

John Thomas has spent over 35 years in the mining & refining business and has occupied responsible senior corporate leadership positions for the past two decades. He has overseen projects with large labor forces and millions of dollars in capital spending. Mr. Thomas possesses an Advanced Graduate Diploma in Business (honors) and a Masters Degree in Business Administration (MBA) from Athabasca University. He started his career in welding and testing, and holds an interprovincial ticket in the trades (welding), is certified in a wide variety of non-destructive testing disciplines including Ultrasonics and Radiography, and possesses a private pilot's license. He has been a shareholder since 2007 and owns 200,000 private placement shares.

Chairman of the Board Daniel Wolf spoke highly of Mr. Thomas. "Over the last year and a half I have worked closely with John and have developed the highest respect for his integrity, intelligence, and thoughtfulness. Of all the people I have met in business and civic life I don't think I have met more than a handful who match him. I think that he will make an enormous contribution to the goal of continuing to restore integrity to the company and to bringing in business and revenues."

Under prior management the company had raised tens of millions of dollars from investors but had failed to embark on a single revenue-producing project, while paying out to related-party consultants over 80 percent of shareholder equity. Mr. Thomas will join Mr. Wolf in taking on the challenging job of putting the company back on its feet, creating revenue, and putting the company on a path to profitability and raising market value.

Before making this appointment, for which he possesses full authority as Sole Remaining Director, Mr. Wolf first sought the opinion of an ad hoc advisory committee composed of several independent shareholders. Their recommendation was the appointment of Mr. Thomas. Mr Wolf agreed. The legal authority and responsibilities of Global 8's Board of Directors will now be shared between these two men.

About Global 8 Environmental Technologies Inc.

Global 8 Environmental Technologies Inc. . is a start-up company dedicated to restoring the health of our planet and showing that responsible environmental investing and business practices can create healthy returns for shareholders.